UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 6, 2012

Alico, Inc.

(Exact name of registrant as specified in its charter)

Florida	0-261	59-0906081
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10070 Daniels Interstate Court

Fort Myers, Florida, 33913

(Address of principal executive offices)

Registrant’s telephone number: (239) 226-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. 230.425)

☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14D-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. 240.13e-4(c))

 The information contained in this Current Report on Form 8-K, including the Exhibit attached hereto, is being furnished under Items 8.01 and 9.01, and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Section 8 ITEM 8.01	Other Events Other Events

On September 6, 2012, Alico, Inc. (the “Company’),an agriculture and rural land management company, announced that it has reached an agreement with the United States Department of Agriculture, through its administering agency, The Natural Resources Conservation Service, to sell a conservation easement on approximately 11,600 acres (the “Property”) located in Hendry County, FL for approximately $20.7 million. The easement agreement states the Property will be enrolled in perpetuity in the Wetlands Reserve Program designed to restore, protect and enhance the values of the wetlands and for the conservation of natural resources.

The Company will retain title to the Property and the right to various recreational uses including hunting, fishing and leasing of such rights. Additionally, the Company reserves the right to subsurface resources including oil, gas, minerals and geothermal resources underlying the easement area and the right to water uses and water rights identified as reserved to the Company.

The Company expects to close the agreement in fiscal year 2013. The Company also expects to generate an approximate $19.5 million capital gain which may be utilized against the $45 million capital loss carryforward generated by the recent announced sales of certain Lee County property if the Company is not successful in identifying a like kind exchange property that fits our core businesses of agriculture and rural land management.

Section 9	Financial Statements and Exhibits
ITEM 9.01	Financial Statements and Exhibits

Exhibit No.	Description

Exhibit 99.1	Press release, dated September 6, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALICO, INC.

Date: September 6, 2012	By:	/s/ W. Mark Humphrey
	Name:	W. Mark Humphrey
	Title:	Chief Financial Officer